Exhibits 6.1

16730 CREEK BEND DRIVE

SUGAR LAND, TEXAS 77478

Law Office of Anthony F. Newton

+1 832.452.0269 TELEPHONE

tony.newton@yahoo.com EMAIL

Date: October 29, 2021

Board of Directors

AVRA, Inc.

One Glenlake Parkway, #650

Atlanta, Georgia 30328

I have acted, at your request, as special counsel to AVRA, Inc., a Nevada corporation, (“AVRA”) for the purpose of rendering an opinion as to the legality of 50,000,000 shares of AVRA, common stock, par value $0.00001 per share to be offered and distributed by AVRA (the “Shares”), pursuant to an Offering Statement to be filed under Regulation A of the Securities Act of 1933, as amended, by AVRA with the U.S. Securities and Exchange Commission (the "SEC") on Form 1-A, for the purpose of registering the offer and sale of the Shares (“Offering Statement”).

For the purpose of rendering my opinion herein, I have reviewed statutes of the State of Nevada, to the extent I deem relevant to the matter opined upon herein, certified or purported true copies of the Certificate of Incorporation of AVRA, and all amendments thereto, the Bylaws of AVRA, selected proceedings of the board of directors of AVRA, authorizing the issuance of the Shares, certificates of officers of AVRA, and of public officials, and such other documents of AVRA, and of public officials as I have deemed necessary and relevant to the matter opined upon herein. I have assumed, with respect to persons other than directors and officers of AVRA, the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the Shares are duly authorized and when, as and if issued and delivered by AVRA, against payment therefore, as described in the offering statement, will be validly issued, fully paid and non-assessable.

I have not been engaged to examine, nor have I examined, the Offering Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form 1-A, and I express no opinion with respect thereto. My foregoing opinion is strictly limited to matters of Nevada corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Nevada, as specified herein.

I hereby consent to the filing of this opinion as Exhibit 6.1 to the Offering Statement and to the reference to my firm under the caption “Legal Matters” in the Offering Circular constituting a part of the Offering Statement. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very truly yours,

/s/ Anthony F. Newton

Anthony F. Newton, Esq.

Law Office of Anthony F. Newton, 16730 Creek Bend Drive, Sugar Land, Texas 77478